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                                                                                                         EXHIBIT 12

                                      MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                                COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                                 COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                                 (dollars in millions)


                                                          FOR THE THREE MONTHS ENDED      FOR THE NINE MONTHS ENDED
                                                         ----------------------------     -------------------------
                                                         SEPT. 29,           SEPT. 24,    SEPT. 29,        SEPT. 24,
                                                             2000                1999         2000             1999
                                                         --------            --------     --------         --------


Pre-tax earnings from continuing operations                $1,311              $  904      $ 4,409          $ 2,999

Add: Fixed charges (excluding capitalized
     interest and preferred security dividend
     requirements of subsidiaries)                          4,759               3,199       12,860            9,802
                                                           ------              ------      -------          -------
Pre-tax earnings before fixed charges                       6,070               4,103       17,269           12,801
                                                           ======              ======      =======          =======

Fixed charges:
  Interest                                                  4,697               3,139       12,668            9,620
  Other (a)                                                   115                 111          350              334
                                                           ------              ------      -------          -------
  Total fixed charges                                       4,812               3,250       13,018            9,954
                                                           ======              ======      =======          =======

Preferred stock dividends                                      13                  14           41               42
                                                           ------              ------      -------          -------
Total combined fixed charges
  and preferred stock dividends                            $4,825              $3,264      $13,059          $ 9,996
                                                           ======              ======      =======          =======

Ratio of earnings to fixed charges                           1.26                1.26         1.33             1.29

Ratio of earnings to combined fixed charges
  and preferred stock dividends                              1.26                1.26         1.32             1.28



(a)    Other fixed charges consist of the interest factor in rentals,
       amortization of  debt  issuance  costs,   preferred  security  dividend
       requirements  of subsidiaries, and capitalized interest.

Note: Prior period amounts have been rstated to reflect the merger with Herzog, Heine, Geduld, Inc. as required under pooling-of-interests accounting.
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